Exhibit 107

Calculation of Filing Fee Tables

Form S-4

ZEO ENERGY CORP.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock	457(c), 457(f)(1)	7,493,667	(2)	N/A	$12,324,595	(3)	0.00015310	$1,886.90
Carryforward Securities	N/A						--			--
	Total Offering Amounts						$12,324,595			$1,886.90
	Total Fees Previously Paid									N/A
	Total Fee Offsets									N/A
	Net Fee Due									$1,886.90

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional shares of Zeo Energy Corp. (“Zeo Energy”) Class A common stock, par value $0.0001 per share (“Zeo Energy Class A Common Stock”) as may be issued resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

(2)	Represents the estimated maximum number of shares of Zeo Energy Class A Common Stock to be issuable upon the completion of the Mergers (as defined and described in the Agreement and Plan of Merger and Reorganization, dated as of May 28, 2025 and from time to time (the “Merger Agreement”)), by and among Zeo Energy, Hyperion Merger Corp., Hyperion Acquisition LLC and Heliogen, Inc. (“Heliogen”) and as referenced in the proxy statement/prospectus of which this registration statement forms a part. The number of shares of Zeo Energy Class A Common Stock of the registrant being registered upon completion of the Mergers is based on the product of (x) the estimated maximum number of shares of common stock of Heliogen, par value $0.0001 per share (“Heliogen Common Stock”), presently outstanding or issuable or expected to be issued in connection with the Mergers, including shares of Heliogen Common Stock underlying Heliogen’s stock options, shares of Heliogen Common Stock issuable in respect of Heliogen’s restricted stock unit awards and Commercial Warrants, and shares held in reserve for SPAC Warrants (in each case as defined in the Merger Agreement), including shares issuable thereunder, which is estimated to equal to approximately 7,850,060, and as provided in the Merger Agreement, multiplied by (y) the estimated exchange ratio of 0.9546 shares of Zeo Energy Class A Common Stock for each share of Heliogen Common Stock.

(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act. The proposed maximum aggregate offering price is equal to the product of (x) $1.57, the average of the high and low prices of Heliogen Common Stock as reported on the OTCQX on June 30, 2025, and (y) 7,850,060, the estimated maximum number of shares of Heliogen Common Stock that may be converted into the securities being registered.